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                                                                    EXHIBIT 8.1

                               KIRKLAND & ELLIS
               PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS

                                Citicorp Center
                             153 East 53rd Street
                         New York, New York 10022-4675

                                 212 446-4800

                                                                     Facsimile:
                                                                   212 446-4900

                                March 18, 1998

Sealy Mattress Company
Halle Building
10th Floor
1228 Euclid Avenue
Cleveland, Ohio 44115

  Re: Offer by Sealy Mattress Company to Exchange its (i) Series B 9 7/8%
      Senior Subordinated Notes due 2007 for any and all its 9 7/8% Senior Subordinated Notes due 2007 and (ii) Series B 10 7/8% Senior Subordinated Discount Notes due 2007 for any and all its 10 7/8% Senior Subordinated Discount Notes due 2007

  We have acted as special counsel to Sealy Mattress Company (the "Company") in connection with its offer (the "Exchange Offer") to Exchange its: (i) Series B 9 7/8% Senior Subordinated Notes due 2007 (the "Senior Subordinated Exchange Notes") for any and all of its 9 7/8% Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes"); and (ii) Series B 10 7/8% Senior Subordinated Discount Notes due 2007 (the "Senior Subordinated Discount Exchange Notes" and, together with the Senior Subordinated Exchange Notes, the "Exchange Notes") for any and all of its 10 7/8% Senior Subordinated Discount Notes due 2007 (the "Senior Subordinated Discount Notes" and, together with the Senior Subordinated Notes, the "Notes").

  You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on March , 1998 (the "Registration Statement"), and such other documents as we deemed necessary.

  On the basis of the foregoing, it is our opinion that the exchange of the Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes.

  The opinions set forth above are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed thereunder; current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements; existing judicial decisions; and other applicable authorities. No tax rulings have been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinions stated in this letter will not be successfully challenged by the IRS or by a court. We
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express no opinion concerning any United States federal income tax consequences of the Exchange Offer except as expressly set forth above.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and the summarization of this opinion under the section titled "Certain Federal Income Tax Consequences" in the Registration Statement.

                                          Very truly yours,

                                          /s/ Kirkland & Ellis

                                          Kirkland & Ellis

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